As filed with the Securities and Exchange Commission on June 30, 1997 Registration No. 33-___
______________________________________________________________________________

                   SECURITIES AND EXCHANGE COMMISSION
                         	WASHINGTON, D.C.  20549

                                	FORM S-8
                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933

                          CALENERGY COMPANY, INC.
           (Exact name of registrant as specified in its charter)


             			Delaware                         					94-2213782
             			(State or other	                  				(IRS Employer
             			jurisdiction of incorporation			     	Identification Number)
             			or organization)

                          302 South 36th Street
                                Suite 400
                          Omaha, Nebraska 68131
                        (Address, including Zip code
                       of principal executive offices)

                CalEnergy Company, Inc. 1996 Stock Option Plan
CalEnergy Company, Inc. Non-Employee Director Stock Option Election Plan,
                      Nonqualified Employee Stock Options and
             CalEnergy Company, Inc. Money Purchase Pension Plan
                            (Full title of the plan)

                             Steven A. McArthur, Esq.
             Senior Vice President, General Counsel and Secretary
                              CalEnergy Company, Inc.
                               302 South 36th Street
                               Omaha, Nebraska 68131
                                  (402) 341-4500
                       (Name, address and telephone number,
                    including area code, of agent for service)

                              __________________________

                                      COPY TO:
                               Peter J. Hanlon, Esq.
                             Willkie Farr & Gallagher
                               One Citicorp Center
                               153 East 53rd Street
                               New York, NY  10022
                                  (212) 821-8000

                          CALCULATION OF REGISTRATION FEE
____________________________________________________________________________
                                 	Proposed		   Proposed
 Title of	                       	maximum		    maximum
securities	       Amount		       	offering			 aggregate	   	Amount of
 to be		          to be			        price		    	offering			registration
registered    	registered (1)  per share (2) 	price (2)	 		fee	_____

Common Stock,
$0.0675 par
value per share	 3,089,165	       $40.625	 $125,497,328	  	$38,029.49

(1)	This Registration Statement covers 2,739,165 shares authorized under the
CalEnergy Company, Inc. 1996 Stock Option Plan (the "Option Plan"),
100,000 shares authorized under the CalEnergy Company, Inc. Non-Employee Director Stock Option Election Plan (the "Director Plan"), 200,000
shares authorized under Nonqualified Employee Stock Options and 50,000 shares authorized under the CalEnergy Company, Inc. Money Purchase
Pension plan (the "Money Purchase Plan").  In addition, pursuant to Rule
416(c) under the Securities Act of 1933, as amended (the "Securities
Act"), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Money Purchase Plan.

(2)	Estimated solely for calculating the amount of the registration fee, pursuant to Rule 457(h) under the Securities Act of 1933, as amended
(the "Securities Act").


                                    PART II

                          INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

Item 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

	The following documents, filed with the Securities and Exchange Commission (the "Commission") by CalEnergy Company, Inc., a Delaware corporation ("Company"), are incorporated herein by reference:

		(a)	The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, pursuant to the Securities Exchange Act of
1934, as amended (the "Exchange Act");

		(b)	The Company's Quarterly Report on Form 10-Q, filed with the
Commission on May 14, 1997;

		(c)	The Company's Current Reports on Form 8-K, filed with the
Commission on February 18, 1997, February 25, 1997, February 26, 1997,
March 28, 1997 and May 7, 1997; and

		(d)	The description of Company's Common Stock, par value $0.0675 per share (the "Common Stock"), which is contained in the Company's
Registration Statement on Form 8-A, filed pursuant to the Exchange Act on July 28, 1993, as updated in the Company's Registration Statement on
Form S-3, Registration No. 333-8315, filed pursuant to the Securities
Act on August 29, 1996, under the heading "Description of CalEnergy
Capital Stock."

	In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents with the Commission.

Item 4.  DESCRIPTION OF SECURITIES

	Inapplicable (See Item 3(d) above).

Item 5.  INTEREST OF NAMED EXPERTS AND COUNSEL

	The validity of the shares of Common Stock offered hereby is being passed upon for the Company by Steven A. McArthur. As of the date of this Registration Statement, Steven A. McArthur is the Senior Vice President, General Counsel and Secretary of the Company and beneficially owns approximately 116,797 shares of Common Stock.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

	Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") grants each corporation organized thereunder, such as the Company, the power to indemnify its directors and officers against liabilities for certain of their acts. Article EIGHTH of the Company's Restated Certificate of Incorporation and Article V of the Company's By-Laws further provides that the Company may enter into contracts providing indemnification to the fullest extent authorized or permitted by the DGCL and that the Company may create a trust fund, grant a security interest and/or use other means to ensure the payment of such amounts as may become necessary to effect indemnification pursuant to such contracts or otherwise.

	Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as the Company, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for certain breaches of fiduciary duty as a director. Article EIGHTH of the Company's Restated Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by the DGCL.

	The foregoing statements are subject to the detailed provisions of Sections 145 and 102(b)(7) of the DGCL, Article EIGHTH of the Company's Restated Certificate of Incorporation and Article V of the Company's By-Laws.

	Section 145 of the DGCL empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

	Inapplicable

Item 8.  EXHIBITS

Exhibit No.

		4.1	Specimen certificate for shares of the Common Stock,
(incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, Exhibit 4.1).

		4.2	Restated Certificate of Incorporation of the Company
(incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992, Exhibit 3.1).

		4.3	Certificate of Amendment of the Company's Restated
Certificate of Incorporation, dated June 23, 1993 (incorporated by reference to Company's Form 8-A, dated July 28, 1993).

		4.4	Certificate of Amendment of the Company's Restated
Certificate of Incorporation, dated February 23, 1995 (incorporated by reference to the Company's Form 10-K/A Amendment, dated March 31, 1995, to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, Exhibit 3.3).

		4.5	By-Laws of the Company (incorporated by reference to the
Company's Annual Report on Form 10-K for the fiscal year ended December
31, 1996, Exhibit 3.6).

		5.	Opinion of Steven A. McArthur as to the validity of the
securities being registered pursuant to the Option Plan.

		15.1	Letter to Deloitte & Touche LLP, regarding unaudited
financial information

		23.1	Consent of Deloitte & Touche LLP.

		23.2	Consent of Steven A. McArthur (contained in Exhibit 5).

		24.1	Power of Attorney.

Item 9.  UNDERTAKINGS

	1.	The undersigned registrant hereby undertakes:

		(a)	To file, during any period in which offers or sales are
being, made a post effective amendment to the Registration Statement:

			(i)	to including any prospectus required by Section 10 (a)
(3) of the 				Securities Act;

			(ii)	to reflect in the prospectus any facts or events
arising after the effective 			date of the Registration Statement
(or the most recent post-effective amendment thereof) 			which,
individually or in the aggregate, represent a fundamental change in the
information 			set forth in the Registration statement;

			(iii) 	to include any material information with respect
to the plan of distribution 			not previously disclosed in the
Registration Statement or any material statement;

provided, however, that paragraphs (a) (i) and (a) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15 (d) of the Exchange Act that are incorporated by reference in the Registration Statement.

		(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

		(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

	2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15 (d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	3.	Insofar as indemnification for liabilities arising under the
Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provision, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

	4.	The undersigned registrant has submitted the Money Purchase Plan to the Internal Revenue Services (the "IRS") in a timely manner and it hereby undertakes that it will make all changes required by the IRS in order to qualify the Money Purchase Plan.


SIGNATURES

	Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on the 30th day of June, 1997.

						CALENERGY COMPANY, INC.



						By:  	/s/ David L. Sokol
							David L. Sokol
							Chairman of the Board and
							Chief Executive Officer

		Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                       Title                              Date

/s/ David L. Sokol
David L. Sokol           Chairman of the Board and
                         Chief Executive Officer
                         (Principal Executive Officer)        June 30, 1997
/s/ Gregory E. Abel
Gregory E. Abel          Chief Accounting Officer
                         (Principal Accounting Officer)       June 30, 1997
/s/ Craig M. Hammett
Craig M. Hammett         Vice President and Chief
                         Financial Officer (Principal
                         Financial Officer)                   June 30, 1997
/s/ Edgar D. Aronson*
Edgar D. Aronson         Director                             June 30, 1997

/s/ Judith E. Ayres*
Judith E. Ayres          Director                             June 30, 1997

/s/ James Q. Crowe*
James Q. Crowe           Director                             June 30, 1997

/s/ Richard K. Davidson*
Richard K. Davidson      Director                             June 30, 1997

/s/ David H. Dewhurst*
David H. Dewhurst        Director                             June 30, 1997

/s/ Richard R. Jaros*
Richard R. Jaros         Director                             June 30, 1997

/s/ David R. Morris*
David R. Morris          Director                             June 30, 1997

/s/ Bernard W. Reznicek*
Bernard W. Reznicek      Director                             June 30, 1997

/s/ Walter Scott, Jr.*
Walter Scott, Jr.        Director                             June 30, 1997

/s/ John R. Shiner*
John R. Shiner           Director                             June 30, 1997

Neville G. Trotter       Director                             June 30, 1997

/s/ David E. Wit*
David E. Wit             Director                             June 30, 1997

/s/ Steven A. McArthur
* By Steven A. McArthur, Attorney-In-Fact                     June 30, 1997



Pursuant to the requirements of the Securities Act, the administrator of the Money Purchase Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Omaha, State of Nebraska, on June 30, 1997.

						CalEnergy Company, Inc.
						Money Purchase Pension Plan



						By:	/s/ Edward F. Bazemore
							Edward F. Bazemore
							Vice President





                                                                  Exhibit 5


June 30, 1997


CalEnergy Company, Inc.
302 South 36 Street, Suite 400
Omaha, NE   68131
Attention:  Board of Directors

Ladies and Gentlemen:

In my capacity as Senior Vice President and General Counsel of CalEnergy Company, Inc. (the "Company"), I have examined the Company's Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on June 30, 1997 in connection with the registration under the Securities Act of 1933, as amended, of 3,089,165 shares of the Company's Common Stock, $0.0675 par value (the "Stock"), for use in connection with the CalEnergy Company Inc. 1996 Stock Option Plan and the CalEnergy Company, Inc. Money Purchase Pension Plan (the "Plans").

As the Company's counsel, I have examined the registration statement and other documents relating to the issuance of the 3,089,165 shares (the "Shares"). In addition, I have examined and relied upon originals or copies of documents, records, certificates (including certificates of public officials and of officers of the Company) and other instruments, have made such inquiries as to questions of fact of representatives of the Company and relied to the extent I deemed appropriate upon the responses to such inquiries and have made such examinations of law as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. In all such examinations, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies. As to any facts material to the opinions expressed herein which were not independently established or verified, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinion below is restricted to matters controlled by the federal laws of the United States and the General Corporation Law of the State of Delaware.

Based on the subject to the foregoing, it is my opinion that (i) the Company has been duly incorporated and is validly existing under the laws of the State of Delaware, and (ii) to the extent that the operation of the Plans result in the issuance of stock, such shares of stock will be, when issued in accordance with the terms of such Plans, legally and validly issued, fully paid and non-assessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to me in the Registration Statement and any amendments thereto. In giving my consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 nor the rules and regulations of the Commission thereunder.

June 30, 1997
Page 2


The opinion is delivered in my capacity as Senior Vice President and General Counsel of the Company, addresses matters only as of the date hereof and is solely for your benefit and may not be relied upon by you for any purpose other than in connection with the Company's registration statement and may not be relied upon by any other person or provided to any other party without my prior written consent.

Very truly yours,

/s/ Steven A. McArthur
Steven A. McArthur
Senior Vice President and General Counsel



                                                               Exhibit 15.1



June 30, 1997

CalEnergy Company, Inc.
302 South 36th Street - Suite 400
Omaha, Nebraska

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of CalEnergy Company, Inc. and subsidiaries for the periods ended March 31, 1997 and 1996, as indicated in our report dated April 29, 1997; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, is being used in this Registration Statement.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

                                                                Exhibit 23.1





INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of CalEnergy Company, Inc. on Form S-8 of our report dated January 31, 1997 (February 27, 1997 as to Notes 6 and 20 to the consolidated financial statements), appearing in and incorporated by reference in the Annual Report on Form 10-K of CalEnergy Company, Inc. for the year ended December 31, 1996.



/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Omaha, Nebraska
June 30, 1997

POWER OF ATTORNEY

	The Undersigned, a member of the Board of Directors CalEnergy Company, Inc., a Delaware corporation (the "Company"), hereby constitutes and appoints Steven A. McArthur, John G. Sylvia and Douglas L. Anderson and each of them, as his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for and in his/her stead, in any and all capacities, to sign on his/her behalf any and all Registration Statements filed by the Company on Form S-8 as they may be amended from time to time and to execute any amendments thereto (including post-effective amendments) or certificates that may be required in connection with such Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, with the full power and authority to do and perform each and every act and thing necessary or advisable to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/	David L. Sokol				Director
David L. Sokol

/s/	Edgar D. Aronson			Director
Edgar D. Aronson

/s/	Judith E. Ayres				Director
Judith E. Ayres

/s/	James Q. Crowe			Director
James Q. Crowe

/s/	Richard K. Davidson			Director
Richard K. Davidson

/s/	David H. Dewhurst			Director
David H. Dewhurst

/s/	Richard J. Jaros				Director
Richard J. Jaros

/s/	David Morris				Director
David Morris

/s/	Walter Scott, Jr.				Director
Walter Scott, Jr.

/s/	Bernard W. Reznicek			Director
Bernard W. Reznicek

/s/	John R. Shiner				Director
John R. Shiner

/s/	David E. Wit				Director
David E. Wit


  The treasury shares being registered with respect to the Directors Plan and the Non-Qualified Employee Stock Options will not be newly issued securities.